Exhibit 99.1

3560 Bassett Street, Santa Clara CA 95054

Charles Eddy	Phil Bourdillon/Gene Heller
Chief Financial Officer	Silverman Heller Associates
(408) 986-9888	(310) 208-2550
INTEVAC, INC. REPORTS RECORD FINANCIAL RESULTS FOR QUARTER AND
YEAR ENDED DECEMBER 31, 2006
Santa Clara, Calif.—February 6, 2007—Intevac, Inc. (Nasdaq: IVAC) reported financial results for the fourth quarter and year ended December 31, 2006.
Net income for the quarter was a record $21.3 million, or $0.97 per diluted share, on 22.1 million weighted-average shares outstanding. Net income included the effect of a $1.1 million one-time reduction in income tax expense related to reversal of a portion of the Company’s tax valuation allowance. Net income also included $1.3 million of stock-based compensation expense, equivalent to $0.05 per diluted share. For fourth-quarter 2005, net income was $9.9 million, or $0.46 per diluted share, on 21.4 million weighted average shares outstanding, which did not include stock-based compensation expense.
Revenues for the quarter were a record $95.9 million, including $92.8 million of Equipment revenues and $3.1 million of Imaging revenues. Equipment revenues consisted of seventeen magnetic media manufacturing systems, equipment upgrades, spares, consumables, and service. Imaging revenues consisted of $2.7 million of research and development contracts and $331,000 of product sales. In fourth-quarter 2005, net revenues were $52.7 million, including $50.9 million of Equipment revenues and $1.8 million of Imaging revenues, which included $279,000 of product sales.
Equipment gross margins for the quarter rose to 40.9% from 35.7% in fourth-quarter 2005, and Imaging gross margins increased to 37.9% from 9.8% in fourth-quarter 2005. Equipment margins improved primarily due to lower manufacturing costs, higher average selling prices for 200 Lean® systems, and higher sales of spares and upgrades. Imaging margins improved primarily as the result of favorable adjustments related to closing out prior-year government rate audits and a higher percentage of revenue being derived from fully funded development contracts. Consolidated gross margins improved to 40.8% from 34.9% in fourth-quarter 2005.
Operating expenses for the quarter totaled $16.9 million, or 18% of revenues, versus $8.7 million, or 17% of revenues, in fourth-quarter 2005. Operating expenses increased as the result of higher spending in Equipment related to research and development and business development, provisions for employee profit sharing and bonus plans, and the inclusion of stock-based compensation expense in fourth-quarter 2006 results.
Net income for the twelve months of 2006 was $46.7 million, or $2.13 per diluted share, on 21.9 million weighted-average shares outstanding. Net income included $3.4 million of stock-based compensation expense, equivalent to $0.13 per diluted share. For the twelve months of 2005, net income was $16.2 million, or $0.76 per diluted share, on 21.2 million weighted average shares outstanding, which did not include stock-based compensation expense.
Revenues for the twelve months of 2006 grew to $259.9 million from $137.2 million in 2005, an increase of 89%. Equipment revenues for the twelve months of 2006 grew to $248.5 million from $129.3 million in 2005, an increase of 92%. Equipment revenues consisted of 46 magnetic media manufacturing systems, disk lubrication systems, equipment upgrades, spares, consumables, and service. Imaging revenues for the twelve months of 2006 grew to $11.4 million from $7.9 million in 2005, an increase of 43%. Imaging revenues consisted of $9.7 million of research and development contracts, which increased 38% from 2005, and $1.7 million of product sales, which increased 89% over 2005.
Equipment and Imaging gross margins for the twelve months of 2006 increased to 39.1% and 33.3%, respectively, from 33.0% and 12.0%, respectively, in the twelve months of 2005. Equipment margins for the year improved primarily due to lower manufacturing costs, higher average selling prices for 200 Lean® systems, and increased sales of spares and upgrades. Imaging margins improved primarily as the result of favorable adjustments related to closing out prior-year government rate audits and a higher percentage of revenue being derived from fully funded development contracts. Consolidated gross margins for the twelve months of 2006 improved to 38.8% from 31.8% in 2005.
Order backlog totaled $125.0 million on December 31, 2006, compared to $129.7 million on September 30, 2006, and $84.5 million on December 31, 2005. Backlog as of December 31, 2006 includes twenty-four 200 Lean systems.
Intevac Chief Executive Kevin Fairbairn commented: “I am pleased to report excellent financial results for Intevac during 2006. Our fourth quarter revenues of $96 million and our full year revenues of $260 million were both all time records. We increased gross margins by 7% year over year and EPS grew 180% to $2.13 per share.
“We are off to a flying start in 2007 with the demand for digital storage continuing strong and twenty-five 200 Leans in backlog and scheduled for delivery in the first half, which should lead to at least a 20% increase in revenue compared to the first half of 2006. We also plan to begin shipping our new semiconductor manufacturing product to customers early in 2007 to start qualification for 2008 production deliveries. In Imaging, the ramp of products for military and commercial applications and our recent acquisition of the DeltaNu Raman spectrometer business should enable a doubling of our Imaging revenues in 2007.
“I would like to thank our customers who put their trust in us by choosing the 200 Lean for their next generation media manufacturing and our employees who worked hard, with personal sacrifice, to nearly double the size of the business for the third year in a row.”
Conference Call Information
The Company will discuss its financial results in a conference call today at 1:30 p.m. PST (4:30 p.m. EST). To participate in the teleconference, please call toll-free (800) 291-8929 prior to the start time. For international callers, the dial-in number is (706) 634-0478. You may also listen live via the Internet at the Company’s website, www.Intevac.com, under the Investors link, or at www.earnings.com. For those unable to attend, these web sites will host an archive of the call. Additionally, a telephone replay of the call will be available for 48 hours beginning today at 3:30 p.m. PST. You may access the playback by calling (800) 642-1687 or, for international callers (706) 645-9291, and providing conference ID 6551442.
About Intevac
Intevac is the world’s leading supplier of disk sputtering equipment to manufacturers of magnetic media used in hard disk drives and a developer and provider of leading edge extreme low light imaging sensors, cameras and systems. For more information please visit our website at www.intevac.com.
200 Lean® is a registered trademarks of Intevac, Inc.

Safe Harbor Statement
This press release includes statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Intevac claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act. These forward-looking statements are often characterized by the terms “may,” “believes,“ “projects,” “expects,” or “anticipates,” and do not reflect historical facts. Specific forward-looking statements contained in this press release include, but are not limited to, expected timing of shipment of semiconductor manufacturing products and qualification of those products for production by our customers, projected first half 2007 revenues and projected growth in the Imaging business. The forward-looking statements contained herein involve risks and uncertainties that could cause actual results to differ materially from the Company’s expectations. These risks include, but are not limited to: failure to ship semiconductor manufacturing systems on schedule or to achieve customer qualifications as anticipated, and failure to double Imaging revenues in 2007, each of which could have a material impact on our business, our financial results, and the Company’s stock price. These risks and other factors are detailed in the Company’s regular filings with the U.S. Securities and Exchange Commission.
[Financial tables on following pages]

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	3 months ended		12 months ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2006	2005	2006	2005
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net revenues
Equipment	$92,819	$50,888	$248,482	$129,280
Imaging	3,065	1,811	11,393	7,949

Total net revenues	95,884	52,699	259,875	137,229

Gross profit	39,111	18,368	100,959	43,578
Gross margin
Equipment	40.9%	35.7%	39.1%	33.0%
Imaging	37.9%	9.8%	33.3%	12.0%

Consolidated	40.8%	34.9%	38.8%	31.8%

Operating expenses
Research and development	9,614	3,949	30,036	14,384
Selling, general and administrative	7,241	4,799	22,924	14,477

Total operating expenses	16,855	8,748	52,960	28,861

Operating income/(loss)
Equipment Products	22,936	11,235	52,223	20,413
Imaging	(1,125)	(1,924)	(4,826)	(5,798)
Corporate	445	309	602	102

Total operating profit	22,256	9,620	47,999	14,717

Other income	1,338	563	3,778	1,855

Profit before provision for income taxes	23,594	10,183	51,777	16,572
Provision for income taxes	2,253	253	5,079	421

Net income	$21,341	$9,930	$46,698	$16,151

Income per share
Basic	$1.01	$0.48	$2.22	$0.79
Diluted	$0.97	$0.46	$2.13	$0.76

Weighted average common shares outstanding
Basic	21,161	20,647	21,016	20,462
Diluted	22,083	21,395	21,937	21,202
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CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	Dec. 31,	Dec. 31,
	2006	2005
ASSETS

Current assets
Cash, cash equivalents and short term investments	$95,035	$49,731
Accounts receivable, net	39,927	42,847
Inventories	37,942	24,837
Deferred tax assets	6,170	—
Prepaid expenses and other current assets	2,506	1,814

Total current assets	181,580	119,229

Long term investments	8,000	—
Property, plant and equipment, net	13,546	7,980
Investment in 601 California Avenue LLC	2,431	2,431
Other long-term assets	2,035	804

Total assets	$207,592	$130,444

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Accounts payable	$15,994	$7,049
Accrued payroll and related liabilities	11,769	5,509
Other accrued liabilities	10,908	6,182
Customer advances	26,243	23,136

Total current liabilities	64,914	41,876

Other long-term liabilities	1,075	694
Shareholders’ equity
Common stock	100,655	97,165
Paid in Capital – Stock Compensation	3,425	—
Accumulated other comprehensive income	354	238
Retained earnings (deficit)	37,169	(9,529)

Total shareholders’ equity	141,603	87,874

Total liabilities and shareholders’ equity	$207,592	$130,444

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SUPPLEMENTAL INFORMATION REGARDING IMPACT OF THE ADOPTION OF SFAS 123(R)
(In Thousands, except per share amounts)
The effect of recording stock-based compensation for the three- and twelve-month periods ended December 31, 2006 was as follows:

	Three Months	Twelve Months
	ended	ended
	Dec. 31, 2006	Dec. 31, 2006
Stock-based compensation by type of award:
Stock options	$1,117	$2,803
Employee stock purchase plan	190	622
Amounts capitalized as inventory	(8)	(69)

Total stock-based compensation	1,299	3,356
Tax effect on stock-based compensation	(186)	(403)

Net effect on net income	$1,113	$2,953

Effect on earnings per share:
Basic	$0.05	$0.14
Diluted	$0.05	$0.13
Approximately $69 of stock-based compensation is included in inventory as of December 31, 2006. No stock-based compensation was capitalized to inventory prior to our adoption of the provisions of SFAS 123(R) in the first quarter of 2006